EXHIBIT 15.1

True Leaf Submits Site Evidence Package to Health Canada for True Leaf Campus

Marks final step required to obtain a cannabis cultivation license

VERNON, British Columbia, Aug. 19, 2019 (GLOBE NEWSWIRE) -- True Leaf Cannabis Inc., a subsidiary of True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), today announced that it has submitted its site evidence package to Health Canada for True Leaf Campus, the Company’s cannabis cultivation and production facility in Lumby, British Columbia. The site evidence package submission is the final step required to obtain a license to cultivate cannabis at True Leaf Campus.

Earlier this year, True Leaf completed construction on the current phase of True Leaf Campus. The completed phase includes a two-story, 18,000 square foot central hub for the initial grow area and future laboratory services, whole-plant extraction, and packaging of therapeutic cannabis products. The facility sits on a 40-acre site of industrial zoned land in the heart of Lumby, wholly-owned by True Leaf.

The site evidence package demonstrates to Health Canada the True Leaf Campus facility is fully compliant and ready to operate. Based on a site review and first-hand feedback from industry consultants regarding the approval process, the Company expects to receive its cultivation license for True Leaf Campus in the fourth quarter of 2019.

“This site evidence package is a significant milestone for True Leaf towards becoming a licensed producer of cannabis,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Our team has spent the last few months ensuring this state-of-the-art, purpose-built facility complies with Good Manufacturing Practice (GMP) standards. Completing this final step puts True Leaf in an ideal position to benefit from the highly anticipated ‘edibles’ regulations coming to Canada this October.”

The Company has received full municipal support from the Lumby community and expects the facility to be an ideal processing, packaging, and sales location to meet the needs of the burgeoning Canadian cannabis industry.

About True Leaf Cannabis Inc.

True Leaf Cannabis Inc., a subsidiary of True Leaf Brands Inc., is in the final stages of approval to become a licensed producer of cannabis in Canada. True Leaf Cannabis Inc. owns and operates True Leaf Campus, an 18,000 square foot cannabis cultivation and production facility in Lumby, British Columbia. Upon final inspection of the facility, the Company expects to receive a cultivation license from Health Canada which will support the development of True Leaf therapeutic cannabis products.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson / Scott Eckstein (U.S.)
KCSA Strategic Communications
pcarlson@kcsa.com / seckstein@kcsa.com
O: 212-896-1233 / 212-896-1210

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Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.